WRITTEN DESCRIPTION OF ORAL AGREEMENT WITH MR. GAFFNEY

Mr. Gaffney, our sole officer and director, has verbally agreed to advance sufficient funds to the Company on an as-needed basis, to assist in start-up operations, including expenses associated with the Company's registration statement on Form S-1 and the Prospectus contained therein, and to continue operations if funds are required.

Mr. Gaffney does not have any obligation to provide Loans to the Company and may do so only if he wishes.

As of September 30, 2015, Mr. Gaffney has loaned the Company a total of $7,755. These loans bear no interest and have no maturity date.

Because there are no agreed upon terms for the repayment of any funds loaned to the Company, the loans, when and if, made should be considered payable on demand.